Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-127089 and No. 333-127090) and Form S-3 (No. 333-125051 and No. 333-126460) of our report dated May 20, 2011, relating to the consolidated financial statements of Calypte Biomedical Corporation (which report expresses an unqualified opinion and includes a matter of emphasis paragraph relating to the Company’s ability to continue as a going concern) included in this Annual Report on Form 10-K, Amendment No. 1 for the year ended December 31, 2010.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
November 11, 2011